Exhibit 2.2 Barrister Purchase Agreement

PURCHASE AND SALE AGREEMENT

between

Central Operating, LLC

As Seller

And

Barrister Energy, LLC

As Buyer

DATED

as of June 1, 2019

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into this 1st day of June, 2019, by and between Central Operating, LLC (“Seller”), whose mailing address is P.O. Box 2205, Laurel, Mississippi 39442, and Barrister Energy, LLC (“Buyer”), whose mailing address is P.O. Box 125 Laurel, Mississippi 39441.  Seller and Buyer are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of exploring for, developing, and producing oil, gas and other hydrocarbons from onshore areas of the United States for its own account and for the joint account of itself and others; and

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

1.Assets to be Sold and Purchased.  Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a)All of Seller’s right, title and interest in and to the oil, gas and/or mineral leases described in Exhibit A hereto, any ratifications and/or amendments to such leases (whether or not such ratifications or amendments are described in Exhibit A); and

(b)Without limitation of the foregoing, all of Seller’s right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from the lands or leases described in Exhibit A hereto, including, without limitation, interests in all oil, gas and/or mineral leases covering such lands, overriding royalties, production payments  and net profits interests, fee mineral interests, fee royalty interests and all other interests in such oil, gas and other minerals, even though Seller’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A; and

(c) All of Seller’s right, title and interest in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders and in and to the properties covered

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Exhibit 2.2 Barrister Purchase Agreement

and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsections (a) and (b) above; and

(d)All of Seller’s right, title and interest in and to all presently existing and valid rights-of-way and easements, production sales contracts, operating agreements, unit agreements, and other agreements and contracts which relate to any of the properties described in subsections (a), (b) and (c) above; and

(e)All of Seller’s right, title and interest in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a), (b) and (c) above and used in connection with the exploration, development, operation or maintenance thereof; and

(f)All of  Seller’s original lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial accounting or tax accounting records), electric logs, geological and geophysical data and records (subject to any contractual or other restrictions relating to the transfer of such data and records), and other files, documents and records which directly relate to the properties described above, subject to  Seller’s right to retain copies of the same.

(g)All of Seller’s executory contracts, service agreements, operating agreements, oil and gas production, gas gathering, transportation and similar such contracts and related contracts insofar as they pertain to the Oil and Gas Properties in this Agreement, (collectively referred to herein as the “Related Contracts”).

The interests of the Seller in the properties and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f) and (g) are herein sometimes collectively called the “Oil and Gas Properties,” and the interests of the Seller in the properties and interests specified in the foregoing subsections (a) through  (g) are herein sometimes collectively called the “Assets.”

1.1Ownership of Production from the Oil and Gas Properties and Other Assets.

1.1.1Production Before June 1, 2019. Sellers will own all merchantable oil, gas, condensate and gas liquids (“Hyrdrocarbons”) from the oil and gas and as such before June 1, 2019. If, on the Closing Date, Hydrocarbons produced from the Oil and Gas Properties and Assets before June 1, 2019 are stored on

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the Oil and Gas Properties or represent unit stock tanks or are located within units gathering lines or production facilities upstream of the sale or custody transfer meters of the Seller or in connection with Hydrocarbon production from the Oil and Gas Properties, Buyer shall purchase from Seller the merchantable stock tank oil and/or gas above the pipeline connections in the stock tanks at the field posting price for such oil and or gas or such price being paid for production under any existing sales contract, of each such property existing as of the Effective Date, and any pipeline inventory at the mutually agreed upon market price of such inventory.  Buyer will pay Seller for the stock tank oil and any pipeline inventory related thereto as an adjustment to the Purchase Price at Closing.  The stock tank oil and pipeline inventories will be gauged and measured as of 7:00 a.m. local time where the Oil and Gas Properties and Assets may be located on the Effective Date.  Seller and Buyer will accept the lease or unit operator’s tank gauge readings, meters, meter tickets or other inventory records of the stock tank oil and pipeline inventory.

1.1.2Production After June 1, 2019.  Buyer will own all Hydrocarbons produced from the Oil and Gas Properties and Assets from and after June 1, 2019, assuming that the June 21, 2019 Closing Date occurs. However, all net proceeds shall be applied to any sale obligations including but not limited to any outstanding Notes.  Subject to any continuing sale obligations under Related Contracts, Buyer may sell Hydrocarbons produced from the Oil and Gas Properties on and after the Closing Date as it deems appropriate.

2.Price for the Oil and Gas Properties.  The Purchase Price to be paid by Buyer to Seller for the Oil and Gas Properties shall be Two Million Seven Hundred Thousand ($2,700,00.00) (the “Purchase Price”).  The consideration of $2,700,000 shall be held in the form of a Two-Year Note paying No Interest.   Seller acknowledges that Buyer, following Closing, may seek to enter into debt of equity facilities requiring registration and the need for audited financials relating to the Properties. Seller agrees to reasonably cooperate with Buyer is assisting the preparation of the necessary financial statements and to make its records and personnel available to assist Buyer at reasonable times and durations, given other demands Seller’s personnel may have in performing their own duties for Seller. Buyer agrees to reasonably compensate Seller for such work which compensation shall include reasonable costs of personnel and overhead associated with the work.

3.Representations of Seller.  Seller represents to Buyer that:

(a)Seller is a limited liability company duly organized, legally existing, and in good standing under the laws of the State of Mississippi.  Seller is qualified to do business and is in good standing at Closing.

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Exhibit 2.2 Barrister Purchase Agreement

(b)The Oil and Gas Properties and Assets shall be sold free and clear of all liens and interests

(c)Other than requirements (if any) that consents to assignment, or waivers of preferential rights to purchase, be obtained from third parties, and except for approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties, or who administer such leases on behalf of such lessors, which are customarily obtained post-closing, or as otherwise set forth on Schedule 3(c), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Assets are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Assets.

(d)This Agreement and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute the legal, valid, and binding obligation of Seller.

(e)Take-or-Pay Arrangements. The Oil and Gas Properties are not subject to any take or pay arrangements, advance payment or similar provision, whereby any party has the right to take production without full payment therefore, or at a reduced or prearranged price or to a call on production.

(f)New Well Operations.   From June 1, 2019 until Closing, Seller shall not commence or consent to commencement of, and shall not elect to go non-consent in, any operation for the drilling of any new well or the fracing, recompletion, deepening, reworking, plugging back, plugging and abandonment or other operation with respect to any well, unit or lease constituting part of the Oil and Gas Properties,  without the prior written consent of Buyer, which consent will not be unreasonably withheld. Buyer shall respond promptly to any written requests for such consent.

(g)Maintenance of Interest.   Seller will use its best efforts from the date of this Agreement until Closing, to maintain and operate the Oil and Gas Properties in a reasonable and prudent manner, in full compliance with law and orders of any governmental authority, to maintain insurance now in force with respect to the Oil and Gas Properties, to pay when due all costs and expenses coming due and payable in connection with the Oil and Gas Properties, and to perform all of the covenants and conditions contained in the Related Contracts.  Without the prior written consent of Buyer, which consent will not be unreasonably withheld, Seller will not: (i) develop, maintain or operate the Oil and Gas Properties in a manner inconsistent with prior operations or introduce any new method of operation or accounting with respect to the Oil and Gas Properties; (ii) enter into any new

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agreements or commitments with respect to the Oil and Gas Properties; (iii) incur any liabilities other than in the ordinary course for normal operating expenses on the Oil and Gas Properties; (iv) abandon, or consent to abandonment of, any producing, shut-in or injection well located on the Oil and Gas Properties, nor release or abandon all or any portion of the Oil and Gas Properties; (v) modify or terminate any of the Oil and Gas Properties or waive any right thereunder; (vi) encumber, sell or otherwise dispose of any of the Oil and Gas Properties other than personal property that is replaced with equivalent property or consumed in the ordinary course of operation of the Oil and Gas Properties and other than Hydrocarbons sold in the ordinary course of business; or (vii)  enter into any new production purchase or sale agreement with a term greater than 30 days relating to the Oil and Gas Properties.

(h)Filings.   Seller has timely and properly filed or caused to be filed all federal, state, local and foreign tax and information returns, and all reports, certificates and other instruments required by law.

(i)Operating Agreements.   Except as disclosed to Buyer, as to any and all operating agreements affecting any of the Oil and Gas Properties, each of which operating agreements constitutes a Related Contract: (i) there are no outstanding calls, advances or payments that have been advanced on behalf of or are due from Seller or that Seller has committed to make that have not been paid, (ii) there are no operations with respect to which Seller is a non-consenting party, and (iii) except for an emergency, Seller will not authorize any expenditure after the date of this Agreement without first obtaining the written consent to such expenditure from Buyer, once selected as a Winning Bid, which consent will not be unreasonably withheld, conditioned or delayed

4.Representations of Buyer.  Buyer represents to Seller that:

(a)Buyer is a company duly organized and legally existing and under the laws of the State of Mississippi, and is qualified to do business and in good standing in the state(s) in which the Assets are located where the laws of such state would require a corporation owning the Assets located in such state to qualify to do business.

(b)Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party or by which the Assets are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or to the Assets.

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Exhibit 2.2 Barrister Purchase Agreement

(d)This Agreement, when executed and delivered, constitute the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)Buyer is a knowledgeable purchaser, owner, and operator of oil and gas properties, has the ability to evaluate oil and gas properties, and in fact has evaluated the Assets for purchase, and is acquiring the Assets based upon its own evaluation, and for its own account.

(g)With regard to those Assets which Buyer seeks to operate, Buyer is qualified to operate such Assets under the applicable laws, rules and regulations of the jurisdiction in which such Assets are located, or will become so qualified before operating such Assets.

5.Certain Covenants of Seller Pending Closing.

(a)Seller will give Buyer and its attorneys and other representatives access at all reasonable times to the Assets and, at Seller’s office, to Seller’s records pertaining to the ownership and/or operation of the Assets.  Seller shall not be obligated to provide Buyer with access to any records or data which Seller considers to be proprietary or confidential to it or which Seller cannot legally provide to Buyer without, in its opinion, breaching, or risking a breach of, confidentiality agreements with other parties.  Buyer recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials. Buyer waives and releases all claims against Seller, its parent or subsidiary companies or other affiliates, and its and their directors, officers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct of the investigations and examinations contemplated by this Section or the conduct of its employees, agents, or contractors in connection with such investigations and examinations (or the exercise of such rights of access).  BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER, AND ITS PARENT OR SUBSIDIARY COMPANIES AND OTHER AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AND AGENTS (HEREINAFTER COLLECTIVELY REFERRED TO AS THE “Seller Group”), FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES (INCLUDING, WITHOUT

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LIMITATION, COURT COSTS AND ATTORNEYS’ FEES), OR LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH ACCESS, EXAMINATIONS, OR INSPECTIONS.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

(b)Seller will continue the operation of the Assets in the ordinary course of its business.   Where Seller is not the operator of an Oil and Gas Property, Seller will continue to act as a non-operator in the ordinary course of its business.  Seller will not sell or dispose of any portion of the Assets without the prior consent of Buyer.  Buyer has requested and seller has agreed to continue to operate the assets for up to twenty four (24) months or until such time as buyer has made the necessary arrangements for another operator.

(c)Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify (i) all preferential rights to purchase and all rights that require consents to assignment be obtained which would be applicable to the transactions contemplated hereby, and (ii) the parties holding such rights.  In attempting to identify the same, Seller shall in no event be obligated to go beyond its own records.  Seller will request from the parties so identified (and in accordance with the documents creating such rights) waivers of the preferential rights to purchase and requirements that consents to assignment be obtained which were so identified.  Seller shall have no obligation hereunder other than to so attempt to identify such preferential rights and requirements for consents to assignment and to so request such waivers, and shall in no event be under any obligation to obtain such waivers.  Except to the extent that Buyer can establish that Seller failed to fulfill the obligations set forth above in this subsection, Buyer shall indemnify and hold Seller harmless from and against all claims, actions, liabilities, damages, losses, costs, or expenses, including, without limitation, court costs and attorney’s fees, whatsoever that arise out of the failure to obtain waivers of preferential rights to purchase or requirements for consents to assignment with respect to any transfer by Seller to Buyer of any part of the Assets and with respect to any subsequent transfers.

(d)Notwithstanding any other provision in this Section, (i) Seller may take any action prohibited by this Section if reasonably necessary under emergency conditions provided that Buyer is notified as soon as practicable thereafter; (ii) except to the extent that a Defect (as hereinafter defined) may result therefrom, Seller shall have no liability to Buyer for any incorrect payment of delay rentals, royalties, shut-in royalties, or similar payments or for any failure to make such payments; and (iii) Seller’s failure to comply with any of the requirements of this Section 5 shall not be deemed to be a default by Seller hereunder or grant to Buyer the right not to

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Exhibit 2.2 Barrister Purchase Agreement

close the transaction contemplated hereby, unless such failure has a material adverse effect upon the value of the Assets taken as a whole.

6.Due Diligence

(a)Due Diligence Investigation.  Buyer shall, to the extent it deems appropriate, conduct, at its sole cost, risk, and expense, such examination or investigation as it may choose to conduct with respect to the Assets.

(b)As used in this Agreement, the term “Title Defect” shall mean any matter, other than a “Permitted Encumbrance” (as hereinafter defined), which causes one or more of the following to be a correct statement:

(i)Seller’s ownership of the Assets is such that, with respect to a well or unit listed on Exhibit A attached hereto, such ownership  (a) is not sufficient to entitle it to receive its decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit which is at least that decimal share set forth on Exhibit A in connection with such well or (b) obligates it to bear its decimal share of the cost of operation of such well or unit greater than the decimal share set forth on Exhibit A in connection with such well or unit; or

(ii)Seller’s ownership of an Oil and Gas Property is subject to an outstanding mortgage, deed of trust, or other enforceable lien or encumbrance, or other adverse claim or imperfection in title; or

(iii)Seller has inaccurately represented the amount of any gas imbalances as to assets listed in Exhibit A.

(iv)Preferential rights exercise and consents and not contained title effects.

(c)As used herein, the term “Permitted Encumbrance” shall mean any and all of the following:

(i)The  terms, conditions, restriction, exceptions, reservations, limitations, and other matters contained in the agreements, instruments, and other documents which create or reserve to Seller its interest in any Asset, provided that the same do not reduce the interest of Seller in the Asset affected thereby to less than that set forth on Exhibit A hereto;

(ii)Royalties, overriding royalties, division orders, reversionary interests, production payments, net profits interests, and similar burdens affecting any Oil and

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Gas Property if the net cumulative effect of such burdens does not operate to reduce the interest in the Asset affected thereby to less than the interest set forth beside the same on Exhibit A hereto;

(iii)Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents shall have been obtained from the appropriate parties, or the appropriate time period for asserting such rights shall have expired without an exercise of such rights;

(iv)Liens for taxes and assessments which are not yet delinquent or which are being contested by Seller in good faith;

(v)Rights existing under applicable laws (including without limitation statutory liens) or operating agreements or similar contracts to assert liens against the Assets, but not including liens and other rights which have actually been asserted, unless Seller disputes the validity of such liens or the amount claimed to be owed in connection therewith, or such lien or other right is not enforceable against the interest of Seller;

(vi)Conventional rights of  reassignment requiring ninety (90) days or less notice to the holder of such rights;

(vii)Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect to surface operations, pipelines, logging, canals, ditches, reservoirs, or the like; conditions, covenants, or other restrictions; easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements or rights-of-way on, over or with respect of any Asset which does not materially and adversely affect the Asset affected thereby or its current use;

(viii)Any obligations or duties affecting an Asset to any municipality or public authority with respect to any franchise, grant, license, or permit and all applicable laws, rules, and order of any governmental authority;

(ix)All rights to consent by, required notices to, filings with, or other action by governmental entities in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

(x)Existing operating agreements, unit agreements, gas purchase contracts, and any and all other agreements which are customary in the oil and gas exploration, development, production, or extraction business or in the business of processing of gas and gas condensate, or production for the extraction of proper products therefrom, to the extent that the same do not reduce the interest of Seller in

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Exhibit 2.2 Barrister Purchase Agreement

the Asset affected thereby below that set forth on Exhibit A hereto; nor restrict or prohibit the sale or marketing of production.

(xii) Any other defect or imperfection in title which would customarily be waived by an ordinary person engaged in the business of owning and operating oil and gas properties;

(d)Title Defects.  Should, as a result of such examinations and investigations, or otherwise, matters come to Buyer’s  attention which Buyer believes would constitute Title Defects, Buyer shall notify Seller in writing of such Title Defects as soon as practicable, but in no event later than August 30, 2019.  To be effective, Buyer’s notice of Title Defects (a “Title Defect Notice”) must include (i) a brief description of the matter constituting the Title Defect so asserted, (ii) the title opinion, other reports of experts, or other documentation on which Buyer’s assertion of a Title Defect is based, (iii) such supporting documents reasonably necessary for Seller to verify the existence of any such Title Defect, and (iv) Buyer’s estimate of the diminution in the value of the affected Asset resulting from such alleged Title Defect. In the event that Buyer notifies Seller of Title Defects, Seller (i) shall have the right (but not the obligation) to attempt to cure such Title Defects to the reasonable satisfaction of Buyer; or  (ii) shall have the right to elect not to cure the Title Defect and adjust the Purchase Price.

7.Omitted.

8.Certain Covenants of Buyer Pending Closing.  From and after the date of this Agreement, Buyer will give Seller and its attorneys and other representatives access at all reasonable times and upon reasonable notice for a period of seven (7) years from and after the Closing, to all files and records (including all computer records) delivered by or on behalf of Seller in connection with the transaction contemplated hereby, and shall permit Seller to make copies of any such files and records.  Should the Assets be subsequently transferred by Buyer, Buyer agrees to take all action in its contractual arrangements relating to such transfer necessary to allow Seller to have continued access to all such files and records.

9.Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a)Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of Closing except as to changes specifically contemplated by this Agreement or consented to by Buyer.

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(b)Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement, and condition required by the Court and this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c)No suit, action, or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

10.Conditions Precedent to the Obligations of Seller.  The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(a)Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of Closing except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b)Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement, and condition required by the Court and this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

11.Termination of Agreement.

(a)If any condition on the obligations of Buyer as set forth in Section 9 above is not met as of the Closing Date and Buyer is not in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated as of September 15, 2019.  Upon such termination, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under Section 5(a) hereof, which will survive such termination).

(b)If any condition to the obligations of Seller as set forth in Section 10 is not met as of the Closing Date, or in the event the Closing does not occur on or before the Termination Date, and in either case Seller is not in breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, and Seller shall retain any monies paid toward the Purchase Price as liquidated damages. Thereafter, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under Section 5(a) hereof, which will survive such termination).

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Exhibit 2.2 Barrister Purchase Agreement

(c)Upon the termination of this Agreement, whether pursuant to paragraph (a) or (b) above, Seller shall be free to sell the Assets (or any portion thereof) to any other party without any limitation under or by reason of this Agreement, unless at such time a condition of Seller Default shall exist.  Buyer shall cooperate with Seller in effectuating any such sale and shall promptly execute any instrument evidencing the termination of Buyer’s right to acquire the Assets as may be reasonably requested by Seller.  Buyer shall also immediately return to Seller all data and other information (and all copies thereof) furnished to Buyer by or on behalf of Seller in connection with this transaction.

12.The Closing.  The closing (herein called the “Closing”) of the transaction contemplated hereby shall occur on June 21, 2019, at 10:00 a.m. Central Time, or at such other date and time as the Buyer and Seller may mutually agree upon, being herein called the “Closing Date”).  At the Closing, Seller shall (a) execute, acknowledge and deliver to Buyer a conveyance of the Assets, (herein called the “Conveyance”), in the form attached hereto as Exhibit B, (and with Exhibit A hereto being attached thereto); however, under no circumstances shall the Buyer record the conveyance without the written consent of the Seller, effective as to runs of oil and deliveries of gas as of 7 o’clock a.m., Central Standard Time on June 1, 2019 (herein called the “Effective Date”); and (b) deliver to Buyer a release all Mortgages, if any, insofar as it covers the Assets; and turn over possession of the Assets;

and Buyer shall deliver to the Seller, (a) a duly executed Note pursuant to paragraph 2 herein above (b) with respect to the Assets operated by Seller, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities, and such evidence as Seller may require that Buyer is qualified with such authorities to succeed Seller as operator; and

Seller will deliver to Buyer the original records and other materials described in Section 1(f) above. With respect to each Oil and Gas Property with respect to which Seller is disbursing proceeds of production attributable to other parties entitled thereto, (i) Seller shall continue to collect proceeds of production during the month in which Closing occurs and shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto), (ii) Seller shall, as promptly as possible after Closing, deliver to Buyer (a) a copy of its “proceeds distribution list” for each such Asset (which proceeds distribution list shall include the name, address, social security number and applicable share of proceeds of production for each party to whom Seller is disbursing proceeds of production with respect to such Asset), (b) a list of all parties for whom it is holding in suspense proceeds of production, (c) a list of all parties for whom it is holding any advance payments made by other working interest owners for operations to be conducted on the Assets, and (d) a check (which shall be delivered within 30

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days after the end of the month in which Closing occurs) in an amount equal to all suspended funds and advance payments.  Following delivery of the materials referred to in clause (ii), Buyer shall become responsible for all disbursements of proceeds of production (including suspense and other disbursements attributable to periods prior to the Effective Date) and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Seller with respect to, under Section 14 below.  It is understood and agreed that Seller does not represent or warrant to Buyer the accuracy of the “proceeds distribution lists” so delivered.

13.Omitted

14.Assumption and Indemnification.

(a) Buyer shall, on the date of Closing,  timely pay and perform, all duties, obligations, and liabilities relating to the Assets including, without limitation, Seller’s ownership and operation of the Assets and the condition of the Assets, including all responsibilities and liabilities of Sellers under the Related Contracts,  whether arising prior to, on, or after the Effective Date  (including, without limitation, all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Assets, to restore the surface of the Assets, and to comply with, or to bring the Assets into compliance with, Applicable Environmental Laws, including all liability and expense for any restoration, clean-up, disposal, or removal that may be incurred as a result of the existence or discovery of Hazardous Substances or other deleterious substances in, on, or under the Assets, regardless of when the events occurred that give rise to such condition).

(b)   Buyer shall, on the date of Closing, RELEASE, INDEMNIFY, and HOLD the Seller Group HARMLESS from and against any and all claims, actions, liabilities, losses, damages, costs, or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or otherwise relating to the Assets whether arising prior to, on, or after the Effective Date.   Notwithstanding anything to the contrary herein seller shall retain the responsibility for and liability of any lawsuits existing as of the effective date, and shall hold buyer free and harmless from and against any such lawsuits.

(c)THE ASSUMPTION AND INDEMNIFICATION SET FORTH IN SUBSECTIONS (a) and (b) OF THIS SECTION SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS, OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

15.Disclaimer of Warranties.  THE EXPRESS REPRESENTATIONS AND

l:214051.3

Exhibit 2.2 Barrister Purchase Agreement

WARRANTIES OF SELLER CONTAINED IN SECTION 3  (OR IN THE CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN  LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITH  SPECIAL WARRANTY OF TITLE BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE, AND WITHOUT ANY OTHER WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”) IN, ON, OR UNDER THE ASSETS.  BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND BUYER SHALL ACCEPT ALL OF THE SAME “AS IS, WHERE IS AND WITH ALL FAULTS.”  WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK

l:214051.3

TO THE MAXIMUM EXTENT PERMITTED BY LAW.

16.Commissions.  Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Buyer agrees to indemnify and hold harmless Seller from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

17.Omitted

18.Casualty Loss.  In the event of damage by fire or other casualty to the Assets prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event

(a)as to each such Asset so damaged which is an Oil and Gas Properties, then,  (i) if there is no policy of insurance in force with respect to such Asset, such Asset shall be treated as if it had a Title  Defect associated with it and the procedure provided for in Section 6 shall be applicable thereto, or (ii)  if Seller should be entitled to make any claims under any insurance policy with respect to such damage, Seller shall, or assign and or pay over to Buyer, if assignable such claims, and

(b)as to each such Asset which is other than an Oil and Gas Properties, Seller shall, assign to Buyer, if assignable any and all insurance claims relating to such loss, and Buyer shall take title to the Asset affected by such loss without reduction of the Purchase Price (or, if applicable, Subgroup Price).

19.Notices.  All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), during normal business hours or by registered or certified mail (postage prepaid), at the following addresses:

If to Seller:Central Operating, LLC

P.O. Box 2205

Laurel, MS 39442

Phone: (601) 426-9902

with a copy to:Stubblefield & Yelverton

1400 Meadowbrook Road, Suite 102

Jackson, Mississippi 39211

l:214051.3

Exhibit 2.2 Barrister Purchase Agreement

Phone: (601) 936-4910

If to Buyer:Barrister Energy, LLC

P.O. Box 125

Laurel, Mississippi 39441

Phone: (601) 426-0056

and shall be considered delivered on the date of receipt.  Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

20.Survival of Provisions.  Except as expressly set forth in this Section 19, all of the representations, warranties, and covenants made by the Parties shall terminate on the Closing Date. Notwithstanding the foregoing, the  representations, warranties, and covenants made by the Parties under Section 6 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 13, 14, 15, 16, 17, 19, 22, and 23 shall survive the Closing and the delivery of the Conveyance.

21.Operations.  Subject to the terms and provisions of any existing agreements covering the Assets, Seller agrees to continue to operate on behalf of the buyer for up to 24 months after closing or until such time as buyer made other arrangements for another operator. Seller shall take all reasonable actions necessary to cause Buyer or Buyer’s operator to become operator as contemplated herein.

22.Miscellaneous Matters.

(a)After the Closing, Seller and Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts as reasonably may be necessary to more fully and effectively grant, convey and assign the Assets to Buyer.

(b)Except as provided in the following sentence, either party shall have the right to assign its rights under this Agreement and any such assignment in violation of this provision shall be void.  Without consent of the other party, neither party may assign its rights under this Agreement to a direct or indirect parent of either party, to a direct or indirect subsidiary of either party, or to an entity that is a direct or indirect subsidiary of a direct or indirect parent of either party.

l:214051.3

(c)No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d)To the extent applicable to the transaction contemplated hereby, or any portion thereof, Buyer hereby represents and warrants to Seller that Buyer (a) is in the business of seeking or acquiring, by purchase or lease, goods, or services, for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (c) is not in a significantly disparate bargaining position.

(e)In connection with Buyer’s evaluation of the Assets, Seller shall disclose to Buyer certain confidential information, which is proprietary, and includes, but is not necessarily limited to, geological and geophysical data; maps, models, and interpretations; and commercial, contractual, and financial information.  All such data disclosed by Seller to Buyer shall hereinafter be referred to as the “Confidential Information” Buyer has entered into with Seller that certain Confidentially Agreement dated April 1, 2019 regarding this Confidential Information.  If, for any reason the Closing does not occur, Buyer agrees that    the prior existing Confidential Agreement will remain in effect as provided therein.  In the event the closing does occur the prior Confidentially Agreement will terminate.

(i)Buyer may disclose the Confidential Information without Seller’s prior written consent only to the extent such information:

(a)is already known to Buyer as of the date of disclosure hereunder;

(b)is already in possession of the public or becomes available to the public other than through the act or omission of Buyer;

(c) is required to be disclosed under applicable law or by a governmental order, decree, regulation, or rule (provided that Buyer shall give written notice to Seller prior to such disclosure); or

(d)is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by Buyer.

(ii)Buyer may disclose the Confidential Information without Seller’s prior written consent to an Affiliated Company (as hereinafter defined), provided that Buyer guarantees the adherence of such Affiliated Company to the terms of this Agreement.  “Affiliated Company” shall mean any company or legal entity that (a) controls either directly or indirectly a party, or (b) that is controlled directly or indirectly by such party, or (c) is directly or indirectly controlled by a company or entity that directly or indirectly controls such party.  “Control” means the right to

l:214051.3

Exhibit 2.2 Barrister Purchase Agreement

exercise fifty percent (50%) or more of the voting rights in the appointment of the directors of such company.

(iii)Buyer shall be entitled to disclose the Confidential Information without Seller’s prior written consent to such of the following persons who have a clear need to know in order to evaluate Seller’s petroleum exploration and production rights:

(a)employees, officers, and directors of Buyer;

(b)employees, officers, and directors of an Affiliated Company;

(c)any professional consultant or agent retained by Buyer for the purpose of evaluating the Confidential Information.

(iv)Prior to making any such disclosures to persons under subparagraph 21.e.(iii)(c) above, however, Buyer shall obtain an undertaking of confidentiality, in the same form and content as this Agreement, from each such person.

(v)Buyer and its Affiliated Companies, if any, shall use, or permit the use of the Confidential Information disclosed under Section 22.(e)(ii) or 22.(e)(iii) above, only to evaluate petroleum exploration and production rights held by Seller.

(vi)Buyer shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person.  Neither party shall be liable in an action initiated by one against the other for special, indirect, or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

(vii)The Confidential Information shall remain the property of Seller, and Seller may demand the return thereof at any time upon giving written notice to Buyer.  Within ten (10) days of receipt of such notice, Buyer shall return all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was disclosed pursuant to Sections 22.(e)(ii) and 22.(e)(iii) hereof.

(viii)The term of this Section 22.(e) and the rights and obligations created hereunder shall commence upon the date hereof and shall continue for a period of two (2) years thereafter.

l:214051.3

(ix)Seller makes no representations or warranties, express or implied, as to the quality, accuracy, and completeness of the Confidential Information disclosed hereunder.  Seller and its Affiliated Companies, and their officers, directors, employees, shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by Buyer.

(f)This Agreement and that certain Confidentiality Agreement dated April 1, 2019 between Seller and Buyer contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter between Seller and Buyer.  The headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  Within this Agreement, words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires.  Time is of the essence in this Agreement.

(g)This Agreement may be amended, modified, supplemented, restated, or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement, or discharge (or waiver) is sought, or by order of the Court where the party against whom enforcement of any provision has been given notice and the opportunity to file objection.

(h)Each party shall bear and pay all expenses it incurred in connection with the transaction contemplated by this Agreement.

(i)This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(j)This Agreement shall not confer any rights or remedies upon any person other than Seller and Buyer and their respective successors and permitted assigns.

(k)All production from oil and gas wells, and all proceeds from the sale thereof, including proceeds from the sale of any oil in storage above the pipeline connection, and any accounts receivable balances, funds held in suspense or escrow, any of which are attributable to production prior to the Effective Date, shall be the property of Seller.  All production from oil and gas wells, and all proceeds from the sale thereof attributable including proceeds from the sale from any oil in storage above the pipeline connection, and any accounts receivable balances, funds held in suspense or escrow, any of which are attributable to production after the Effective Date shall be the property of Buyer.

l:214051.3

Exhibit 2.2 Barrister Purchase Agreement

(l)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  It shall not be necessary for both parties to sign the same counterpart.

(m)Upon satisfaction of any and all debt obligation of Buyer, if any, Buyer shall properly execute, acknowledge and file the Conveyance for record immediately upon receipt thereof and will furnish to Seller a copy of the recorded document promptly after Buyer’s receipt of such recorded instrument from the clerk in the county or parish in which the Conveyance is recorded.  In addition, where applicable, Buyer shall execute any forms required to effect a change of operator for all wells conveyed herein.

(n)Prior to closing, Buyer shall not issue any publicity or press release concerning this Agreement or the transaction contemplated hereby without the prior written consent of Seller, unless, in the written opinion of legal counsel acceptable to Seller, such disclosure is required by applicable law or other applicable rules or regulations of any governmental authority or stock exchange and such publicity or press release contains no more than the minimum information necessary to comply therewith.  This provision shall not replace or restrict any provision in any prior agreement between the parties affecting confidentiality or the disclosure of information about the Assets.

l:214051.3

Exhibit 2.2 Barrister Purchase Agreement

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:                                                                                BUYER:

Central Operating, LLC                                                        Barrister Energy, LLC

By:  /s/ Peter J Biglane                                                             By: /s/ Andrew S. Cardwell

Name: Peter J Biglane                                                             Name: Andrew S. Cardwell

Title:  Member/Manager                                                          Title: Member/Manager

l:214051.3

Exhibit 2.2 Barrister Purchase Agreement

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN ASSIGNMENT DATED EFFECTIVE JUNE 1, 2019, BY AND BETWEEN CENTRAL OPERATING, LLC, AS ASSIGNOR, AND BARRISTER ENERGY, LLC, AS ASSIGNEE.

Southwest Excel Field leases

Lessor:MOSLEY, MARREL CLIFTON

Lessee:WALTER L JOHNSON

Dated:AUGUST 11, 1993

Recorded:BOOK 486 PAGE 273

Lessor:NALL, ALFRED E

Lessee:                                                          WALTER L JOHNSON

Dated:AUGUST 10, 1993

Recorded:                                     BOOK 486 PAGE 276

Lessor:EXCEL, TOWN OF

Lessee:                                                           WALTER L JOHNSON

Dated:AUGUST 18, 1993

Recorded:                                     BOOK 486 PAGE 320

Lessor:JETER, JAMES H ET UX

Lessee:WALTER L JOHNSON

Dated:AUGUST 10, 1993

Recorded:BOOK 486 PAGE 279

Lessor:HOLDER, WILLA DEAN H

Lessee:WALTER L JOHNSON

Dated:JULY 16, 1993

Recorded:BOOK 486 PAGE 282

Lessor:MOSLEY, GEORGE EDWARD ET U

Lessee:WALTER L JOHNSON

Dated:AUGUST 10, 1993

Recorded:BOOK 486 PAGE 284

Lessor:NETTLES, JEFF

Lessee:WALTER L JOHNSON

Dated:AUGUST 11, 1993

Recorded:BOOK 486 PAGE 287

l:214051.3

Lessor:NETTLES, ANN B ET VIR

Lessee:WALTER L JOHNSON

Dated:AUGUST 11, 1993

Recorded:BOOK 486 PAGE 290

Lessor:CHAVERS, MILDRED E

Lessee:WALTER L JOHNSON

Dated:JULY 20, 1993

Recorded:BOOK 486 PAGE 296

Lessor:ZION REST CHURCH

Lessee:WALTER L JOHNSON

Dated:AUGUST 4, 1993

Recorded:BOOK 486 PAGE 300

Lessor:MANNING, BETTY C ET VIR

Lessee:WALTER L JOHNSON

Dated:JUNE 21, 1993

Recorded:BOOK 491 PAGE 67

Lessor:COLEMAN, JAMES C ET UX

Lessee:WALTER L JOHNSON

Dated:JUNE 23, 1993

Recorded:BOOK 491 PAGE 65

Lessor:BYRD, ARTHURINE ET AL

Lessee:WALTER L JOHNSON

Dated:AUGUST 10, 1993

Recorded:BOOK 486 PAGE 304

Lessor:MURPHY, MAX H ET UX

Lessee:WALTER L JOHNSON

Dated:SEPTEMBER 15, 1993

Recorded:BOOK 486 PAGE 312

Lessor:KIRKLAND, REO JR

Lessee:WALTER L JOHNSON

Dated:SEPTEMBER 21, 1993

Recorded:BOOK 486 PAGE 315

Lessor:MELTON, H GERALD ET UX

Lessee:WALTER L JOHNSON

Dated:MAY 2, 1994

Recorded:BOOK 502 PAGE 289

Lessor:SCRUGGS, BILLY L ET UX

Lessee:W. B. DICKERSON JR

DAL:214051.2

Exhibit 2.2 Barrister Purchase Agreement

Dated:JUNE 8, 1992

Recorded:BOOK 440 PAGE 183

Lessor:JOHNSON, JERRY

Lessee:WALTER L JOHNSON

Dated:AUGUST 3, 1995

Recorded:BOOK 523 PAGE 225

Lessor:JOHNSON, MELVIN D

Lessee:WALTER L JOHNSON

Dated:AUGUST 3, 1995

Recorded:BOOK 523 PAGE 227

Lessor:BROWN, JEFFREY L ET AL

Lessee:WALTER L JOHNSON

Dated:AUGUST 3, 1995

Recorded:BOOK 523 PAGE 238

Lessor:CHAMPION INTERNATIONAL CO

Lessee:ENERGY DEVELOPMENT

Dated:JANUARY 15, 1995

Recorded:BOOK 526 PAGE 94

Lessor:INTERNATIONAL PAPER CO

Lessee:ENERGY DEVELOPMENT

Dated:DECEMBER 27, 1994

Recorded:BOOK 527 PAGE 98

Lessor:RUDY RESOURCES LIMITED PA

Lessee:ENERGY DEVELOPMENT

Dated:JANUARY 15, 1995

Recorded:BOOK 529 PAGE 06

Lessor:SCOTT PAPER COMPANY

Lessee:ENERGY DEVELOPMENT

Dated:JANUARY 15, 1995

Recorded:BOOK 529 PAGE 08

Lessor:CHAVERS, MILDRED E

Lessee:FINA OIL & CHEMICAL

Dated:APRIL 18, 1991

Recorded:BOOK 407 PAGE 304

l:214051.3

5-25-

Lessor:SILCOX, SHANE

Lessee:FINA OIL & CHEMICAL

Dated:APRIL 18, 1991

Recorded:BOOK 407 PAGE 301

Lessor:MOSLEY, ISABELLE L ET AL

Lessee:FINA OIL AND CHEMICAL

Dated:APRIL 18, 1991

Recorded:BOOK 407 PAGE 296

Lessor:MURPHY, EVELYN JONES ET VI

Lessee:WALTER L. JOHNSON

Dated:SEPTEMBER 15, 1995

Recorded:BOOK 561 PAGE 89

Contract ID	Lessor	Lessee	RI	Gross Acres Recording Info State	County	Sec	Twp	Rng	Legal Description
ALPX.16.001.LSE	Alfred E. Nall et u	OxPatch Resources, LLC	3/16	5.0000 Page 9, Book 806 AL	MONROE	16	5N	7E	4 ac in SE cor SWSE; 1 ac in SW cor SWSE
ALPX.16.002.LSE	Alfred E. Nall, Jr.	OxPatch Resources, LLC	3/16	35.8000 Page 11, Book 806 AL	MONROE	16	5N	7E	N2 SESE Less 1 ac in NW corner; S2 SESE Less 3.2 ac in SW cor
ALPX.16.003.LSE	Donna Nall Salter	OxPatch Resources, LLC	3/16	35.0000 Page 13, Book 806 AL	MONROE	16	5N	7E	W2 SWSE Less 1 ac in SW corner; E2 SWSE Less 4 ac in SE corner
ALPX.16.004.LSE	Louise B. Melton	OxPatch Resources, LLC	3/16	20.0000 Page 15, Book 806 AL	MONROE	16	5N	7E	1 ac in SW cor SWSE
									W2 SWSE Less 1 ac in SW cor
ALPX.16.005.LSE	Ronnie R. Jordan	OxPatch Resources, LLC	3/16	70.0000 Page 406, Book 802 AL	MONROE	16	5N	7E	W2 SW Less 4 Tracts;see lease for complete description.
ALPX.16.006.LSE	Jimmy R. Frost	OxPatch Resources, LLC	3/16	1.0000 Page 21, Book 806 AL	MONROE	16	5N	7E	1 ac in NW corner of SESE
ALPX.16.007.LSE	William T. Caylor	OxPatch Resources, LLC	3/16	3.2000 Page 17, Book 806 AL	MONROE	16	5N	7E	2.2 ac in S2 of SESE
									1 ac in SW corner of SESE
ALPX.16.008.LSE	Sandy Dunnavant	OxPatch Resources, LLC	3/16	1.0000 Page 19, Book 806 AL	MONROE	16	5N	7E	1 ac in NW corner of SESE
ALPX.16.009.LSE	Shane Silcox et u	OxPatch Resources, LLC	3/16	25.0000 AL	MONROE	16	5N	7E	Part of SWNE
ALPX.16.010.LSE	Freida Wiggins et	OxPatch Resources, LLC	3/16	56.0000 AL	MONROE	16	5N	7E	Part of SWNE & Part of
									SENE & Part of NENE

DAL:214051.2

Exhibit 2.2 Barrister Purchase Agreement

ALPX.16.011.LSE	H. Gerald Melton	OxPatch Resources, LLC	3/16	78.6000 Page 303, Book 804 AL	MONROE	16	5N	7E	E2 SW,Less & except a parcel,see lease for complete description
ALPX.16.012.LSE	Billy Scruggs et u	OxPatch Resources, LLC	3/16	80.0000 Page 528, Book 803 AL	MONROE	16	5N	7E	N2 SE
ALPX.16.013.LSE	L.T. Wiggins et ux	OxPatch Resources, LLC	3/16	1.0000 AL	MONROE	16	5N	7E	SE corner of N2 of SENE
ALPX.17.001.LSE	W.J. Martin, Jr.	OxPatch Resources, LLC	3/16	80.0000 Page 399, Book 802 AL	MONROE	17	5N	7E	NE1/4 OF SW1/4;and SE1/4 of NW1/4

ALPX.17.002.LSE	Edward Nelson M	OxPatch Resources, LLC	3/16	71.3300 Page 396, Book 802 AL	MONROE	20	5N	7E	N1/3 NWNE;N1/3 NENW;E1/2NENE S1/3 SWSE;S1/3 SESW Less 2 acres in SW corner

ALPX.17.003.LSE	Annabel J. White,	OxPatch Resources, LLC	3/16	133.2200 Page 401, Book 802 AL	MONROE	17	5N	7E	SENE & NESE & N2 SESE Less tracts;see full description on lease.
						20	5N	7E	Metes & Bounds Tract,see lease for full description.
									W2 SWNE Less 3 ac;also
						21	5N	7E	W2 NWSE,see lease for complete description.
ALPX.17.006.LSE	Hazel Norris	OxPatch Resources, LLC	3/16	89.3700 Page 409, Book 802 AL	MONROE	17	5N	7E	SWSW Less 2 Tracts;N2/3 SWSE Less tract & N 2/3 SESW

ALPX.17.007.LSE	Bennie C. Norris	OxPatch Resources, LLC	3/16	1.0000 Page 412, Book 802 AL	MONROE	17	5N	7E	Metes & Bounds Tract in SWSW
ALPX.17.008.LSE	Danny L. Everette	OxPatch Resources, LLC	3/16	1.0000 Page 414, Book 802 AL	MONROE	17	5N	7E	Metes & Bounds Tract in SWSW
ALPX.17.009.LSE	Garilyn Blanton	OxPatch Resources, LLC	3/16	1.6300 Page 416, Book 802 AL	MONROE	17	5N	7E	Metes & Bounds Tract in SWSW
ALPX.17.010.LSE	Annabel Wallet v	OxPatch Resources, LLC	3/16	3.0000 Page 418, Book 802 AL	MONROE	17	5N	7E	Metes & Bounds Tract in NESE
ALPX.20.001.LSE	Marlene B. Grissette	OxPatch Resources, LLC	3/16	27.0000 AL	MONROE	20	5N	7E	27 ac tract in SW cor of NENW,NWNW
ALPX.20.002.LSE	Roger W. Bayles,	OxPatch Resources, LLC	3/16	9.5000 AL	MONROE	20	5N	7E	9.5 acs start SE corner of W2 of NENE
ALPX.21.001.LSE	Audry O. Melton e	OxPatch Resources, LLC	3/16	45.5900 AL	MONROE	21	5N	7E	9.59 ac tract in NENE

l:214051.3

5-27-

						21	5N	7E	NENW less two tracts
ALPX.21.002.LSE	Brenda Andrews	OxPatch Resources, LLC	3/16	2.7800 AL	MONROE	21	5N	7E	2.78 ac tract in S2 of NENW
ALPX.21.003.LSE	Deanna Andrews	OxPatch Resources, LLC	3/16	0.8700 AL	MONROE	21	5N	7E	.87 ac tract in NE corner NENW
ALPX.21.004.LSE	Mitchell W. Jordan	OxPatch Resources, LLC	3/16	38.7100 Page 404, Book 802 AL	MONROE	21	5N	7E	E2 SWNE Less 3 ac; also
									E2 NWSE;see lease for complete description.
ALPX.21.005.LSE	Alfred E. Nall,Life	OxPatch Resources, LLC	3/16	40.0000 AL	MONROE	21	5N	7E	NWNE
ALPX.21.006.LSE	Alfred E, Nall, Jr.,	OxPatch Resources, LLC	3/16	33.0000 AL	MONROE	21	5N	7E	S2 NENE Less 50' strip across NS of SWNENE;
									NENENE; 50' strip across
									NS of NWNENE
ALPX.21.007.LSE	Louise B. Melton	OxPatch Resources, LLC	3/16	33.0000 AL	MONROE	21	5N	7E	S2 NENE Less 50' strip across NS of SWNENE;
									NENENE; 50' strip across NS of NWNENE

TOWNSHIP 5 NORTH, RANGE 7 EAST
WELLBORES AND EQUIPMENT:

Southwest Excel Field wells
Permit	API	Well Name	Date	Section	Twp	Twp	Rng	Rng	DU Desc	County	Well
			Approved		Num	Dir	Num	Dir			Type
10904-SW	D-0-1099200000000	NALL 16-6 #1	5/30/2000	16	5	N	7	E		Monroe	SWD
10604-B-1	1099200000000	NALL 16-3 #1 ST	4/18/1996	16	5	N	7	E	SW/4 SE/4, SE/4 SW/4 S9 & NW/4 NE/4, NE/4 NW/4 S16 SEE PLAT FOR ADDITONAL 12- ACRE TRACT ADDED BY #96- 121	Monroe	OIL
10960	1099200000000	NETTLES 9-12 #1	12/8/1995	9	5	N	7	E	S/2NW/4 & N/2SW/4 SEE PLAT FOR ADDITIONAL 48- ACRE TRACT ADDED BY 96-104	Monroe	OIL
10904	1099200000000	NALL 16-6 #1	8/29/1995	16	5	N	7	E	SE/4 NW/4, NE/4 SW/4, SW/4 NE/4, NW/4 SE/4	Monroe	OIL

DAL:214051.2

Exhibit 2.2 Barrister Purchase Agreement

EXHIBIT B

ASSIGNMENT OF HYDROCARBON PRODUCTION REVENUES

(Producing Properties)

STATE OF ALABAMA	§
§
COUNTY OF MONROE	§

This Assignment ("Assignment") is made by the following parties on June 1, 2019 (“Effective Date”)

FROM:	Central Operating, LLC, a Mississippi limited liability company, whose address is P.O. Box 2205, Laurel, Mississippi 39442 (herein called, “Assignor”)

TO:	Barrister Energy, LLC, a Mississippi limited liability company, whose address is P.O. Box P.O. Box 125, Laurel, Mississippi 39441 (herein called, “Assignee”).

A.           For and in consideration of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the Assignor, Assignor does hereby convey, assign, transfer, set over and deliver unto Assignee and Assignee’s successors in title and assigns, effective as of 7:00 a.m., Central Standard Time, on June 1, 2019, (the “Effective Date”), the following:

All of Assignor’s rights, titles and interests in and to all of the net revenues derived from the production or extraction or sale or other commercial exploitation of any kind whatsoever of the crude oil, petrochemicals,  natural gas, salts, water, minerals and other commercially valuable raw materials (collectively, “Raw Materials”) taken from or produced from or located on the properties described in Exhibit “A” hereof, which lands are located in Monroe County, State of Alabama (the “Lands”), and which assignment is subject to a certain Purchase and Sale Agreement of the same date between the parties. For purposes of this Assignment, the term “net revenues” means the gross revenues received for or from the sale, transfer, other disposition,  leasing, production, extraction, assignment or other commercial exploitation of any and all Raw Materials from the Lands hereof, LESS the following costs and fees (collectively, “Costs”):  (a) any fees and costs charged by a manager, and as allowed or authorized, under any management agreement for managing the Lands as a producer of Raw Materials; (b) other direct and usual and customary production or commercial exploitation expenses that are reasonably necessary to produce any revenues from the Raw Materials and are within applicable fair market ranges; (c) storage and transportation costs; and (d) all

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governmental fees (including environmental compliance costs) charged for the commercial exploitation or transportation or storage of the Raw Materials.

B.        Purposely omitted

C.          This Assignment from Assignor to Assignee is expressly made subject to:

(1)           the covenants, provisions, royalties and terms of the Leases existing prior to the Effective Date, if any;

(2)           the terms and conditions of all existing orders, rules and regulations and ordinances of federal, state and other governmental agencies having jurisdiction;

(3)           any contracts, other than Leases, affecting or applicable to the Lands;

(4)           any valid and subsisting oil, casinghead gas and gas sales, purchase, exchange and processing contracts and agreements, insofar and only insofar as the same are appurtenant or relate to the Leases;

(5)           a proportionate part of all overriding royalty interests, restrictions, exceptions, reservations, burdens, encumbrances, conditions, limitations, interests, instruments, agreements and other matters, if any, which are of record in the state and county above named and which burden or affect the properties, rights or interests herein assigned; and

(6)           the orders, rules, regulations, ordinances, instruments, burdens, encumbrances, reservations and terms and conditions listed in Sections A. and B. of this Assignment, to the extent the same are valid and enforceable and apply to the Lands and interests described above, are referred to in this Assignment as “Existing Burdens”;

(7)    the terms and provisions of that certain Purchase and Sale Agreement, dated June 1, 2019;

D.       Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF MISSISSIPPI FOR ANY DISPUTE.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

E.       Miscellaneous.

(1)           Operating Agreement.  This Assignment is subject to the Operating Agreement.

DAL:214051.2

Exhibit 2.2 Barrister Purchase Agreement

(2)           Successors and Assigns.  This Assignment shall bind and inure to the benefit of the Assignor or Assignee and their respective successors and assigns.

(3)           Counterparts.  This Assignment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.

(4)           Additional Documents:   Assignor agrees to execute, to acknowledge and to deliver to Assignee any additional instruments, notices, division orders, transfer orders and other documents and to do any other acts and things which may be necessary to more fully and effectively assign and convey to Assignee and Assignee’s successors in title the Assets intended to be assigned and conveyed hereby.

(5)    Entire Agreement.  This Assignment may only be amended by a written amendment signed by all parties.

EXECUTED as of the acknowledgement but effective as of the Effective Date.

ASSIGNOR:

CENTRAL OPERATING, LLC, a Mississippi limited liability company

By:_/s/Peter J. Biglane___

Title: Member/Manager

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DAL:214051.2